Exhibit 16.1

July 28, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Wall Street Media Co, Inc.

Commission File No. 333-163439

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated July 28, 2023, of Wall Street Media Co, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A

Palm Beach Gardens, FL